                                                                    EXHIBIT 10.5


                            GOLF ONE INDUSTRIES, INC.
                              EMPLOYMENT AGREEMENT


         This Employment Agreement (this "AGREEMENT") is made and entered into as of May 31, 1998 by and between Golf One Industries, Inc., a Delaware corporation (the "COMPANY"), and Joseph DePanfilis ("EMPLOYEE").

1.       ENGAGEMENT AND RESPONSIBILITIES

         (a) Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby employs Employee as an officer of the Company. Employee hereby accepts such employment. Employee shall have such title or titles as the Board may from time to time determine. Employee shall initially have the title of Chief Financial Officer and Executive Vice President.

         (b) Employee's duties and responsibilities shall be those incident to the position(s) described in Section 1(a) as set forth in the Bylaws of the Company and those which are normally and customarily vested in such office(s) of a corporation. In addition, Employee's duties shall include those duties and services for the Company and its affiliates as the Board or the President shall, in its or sole and absolute discretion, from time to time reasonably direct which are not inconsistent with Employee's position described in Section 1(a).

         (c) Employee agrees to devote all of Employee's business time, energy and efforts to the business of the Company and will use Employee's best efforts and abilities faithfully and diligently to promote the Company's business interests. For so long as Employee is employed by the Company, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company Group, as such businesses are now or hereafter conducted.

2.       DEFINITIONS

         "BOARD" shall mean the Board of Directors of the Company.

         "CHANGE OF CONTROL" of the Company shall be deemed to have occurred if, following the IPO, (i) a Person or group of Persons (within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended) acquires more than 50% of the outstanding voting securities of the Company, or (ii) the Company sells all or substantially all of its assets.


         "COMPANY GROUP" shall mean the Company and each Person which the Company directly or indirectly Controls.

         "CONTROL" shall mean, with respect to any Person, (i) the beneficial ownership of more than 50% of the outstanding voting securities of such Person, or (ii) the power, directly or indirectly, by proxy, voting trust or otherwise, to elect a majority of the outstanding directors, trustees or other managing persons of such Person.

         "DISABILITY," with respect to Employee, shall mean that, for physical or mental reasons, Employee is unable to perform the essential functions of Employee's duties under this Agreement for 30 consecutive days, or 60 days during any one six month period. Employee agrees to submit to a reasonable number of examinations by a medical doctor advising the Company as to whether Employee shall have suffered a disability and Employee hereby authorizes the disclosure and release to the Company and its agents and representatives all supporting medical records. If Employee is not legally competent, Employee's legal guardian or duly authorized attorney-in-fact will act in Employee's stead for the purposes of submitting Employee to the examinations, and providing the authorization of disclosure.

         "EFFECTIVE DATE" shall mean the closing date of the IPO.

         "EMPLOYEE HANDBOOK" shall mean the Company's Employee Handbook, as from time to time in effect.

         "FOR CAUSE" shall mean, in the context of basis for termination of Employee's employment with the Company, that:

         (a) Employee breaches any obligation, duty or agreement under this Agreement, which breach is not cured or corrected within 15 days of written notice thereof from the Company (except for breaches of Sections 1(c), 6 or 7 of this Agreement, which cannot be cured and for which the Company need not give any opportunity to care); or

         (b) Employee is grossly negligent in the performance of services to the Company Group, or commits any act of personal dishonesty, fraud, embezzlement, breach of fiduciary duty or trust against the Company Group; or

         (c) Employee is indicted for, or convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law; or

         (d) Employee commits any act of personal conduct that, in the reasonable opinion of the Board, gives rise to any member of the Company Group of a material risk of liability under federal or applicable state law for discrimination or sexual or other forms of harassment or other similar liabilities to subordinate employees; or

         (e) Employee commits continued and repeated substantive violations of specific written directions of the Board, which directions are consistent with this Agreement and Employee's position as a senior or executive officer, or continued and repeated substantive failure to perform duties assigned by or pursuant to this Agreement; or

         (f) Employee continues to neglect his duties after receipt of notice thereof from the Company (and the Company need give such notice only once).

         "IPO" shall mean the Company's initial public offering of Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended.

         "PERSON" shall mean an individual or a partnership, corporation, trust, association, limited liability company, governmental authority or other entity.

         "RELOCATION EXPENSES" shall mean reasonable expenses, not to exceed $6,000, of moving Employee's household goods and possessions to a permanent residence in San Luis Obispo, California or the in vicinity thereof.

         "TERM" shall mean the period commencing on the date hereof and ending at the close of business on the business day immediately preceding the first annual anniversary of the Effective Date.

3.       COMPENSATION AND BENEFITS

         For so long as Employee shall be employed by the Company, Employee shall receive the compensation and benefits set forth in this Section 3.

         (a) Salary. The Company shall pay Employee a base salary at an annual rate of $85,000 until the Effective Date and $90,000 thereafter. The Board may, but shall not be obligated to, increase Employee's base salary from time to time. The base salary shall be payable in installments in the same manner and at the same times the Company pays base salaries to other executive officers of the Company, but in no event less frequently than equal monthly installments.

         (b) Bonus. Employee shall be entitled to a bonus of $5,000 upon the Effective Date. In addition, if the Effective Date occurs, Employee shall be entitled to such other bonuses as the Board in its sole discretion from time to time authorizes.

         (c) Expense Reimbursement. Employee shall be entitled to reimbursement from the Company for the reasonable out-of-pocket costs and expenses which Employee incurs in connection with the performance of Employee's duties and obligations under this Agreement in a manner consistent with the Company's practices and policies therefor.

         (d) Employee Benefit Plans. Employee and his spouse and dependents shall be entitled to participate in any pension, savings and group term life, medical, dental, disability, and other group benefit plans which the Company makes available to its employees generally.

         (e) Vacation. Employee shall be entitled to three weeks paid vacation per year for the first and second years of Employee's employment, and four weeks per year thereafter (based on the date Employee commenced employment with the Company). Vacation shall accrue in accordance with, and be subject to limitations under, the Employee Handbook.

         (f) Automobile Allowance. Employer shall provide to Employee use of a late model luxury automobile and shall pay gas, insurance, customary maintenance and repairs on such automobile, up to a cost of $6,000 per year (including leasing cost of the automobile).

         (g) Options. Effective as of the Effective Date, Employee shall receive an option under the Company's 1998 Stock Option Plan to purchase up to 25,000 shares of Common Stock (such number, and the number set forth below, to be adjusted for any stock splits, dividends or reverse stock splits effected after the date hereof and on or prior to the Effective Date), on the following terms:
(i) the exercise price shall be the initial public offering price of the Common Stock in the IPO; (ii) the option shall vest on the first annual anniversary of the Effective Date (with accelerated vesting in the event of a sale of the Company or termination of employment by the Company pursuant to Section 4(e) of this Agreement); and (iii) the option shall terminate on the earlier to occur of: (A) the fifth annual anniversary of the Effective Date and 90 days following termination of Employee's employment (or the date of termination of employment if termination is by the Company For Cause or one year following termination of employment if termination is by reason of death or Disability); and (B) a sale of the Company. The option shall be evidenced by an agreement in the standard form in effect as of the Effective Date, as approved by the Board of Directors in connection with the Plan.

         (h) Disability. In the event of any Disability, if Employee shall receive payments as a result of such Disability under any disability plan maintained by the Company or from any government agency, the Company shall be entitled to deduct the amount of such payments received from base salary payable to Employee during the period of such Disability.

         (i) Withholding. The Company may deduct from any compensation payable to Employee (including payments made pursuant to Section 5 of this Agreement in connection with or following termination of employment) amounts it believes are required to be withheld under federal and state law, including applicable federal, state and/or local income tax withholding, old-age and survivors' and other social security payments, state disability and other insurance premiums and payments.

         (j) Relocation Expenses. Upon submission of appropriate bills, invoices and other documentation as may reasonably be requested by the Company, the Company shall pay the Relocation Expenses incurred by Employee within 30 days of written request for payment of such Expenses; provided, however, that at the time of such request, Employee's employment shall not have been terminated by
(i) Employee or (ii) the Company For Cause.

4.       TERM OF EMPLOYMENT

         Employee's employment pursuant to this Agreement shall commence on May 31, 1998 and shall terminate on the earliest to occur of the following:

         (a) upon the date set forth in a written notice of termination from Employee to the Company (which date shall be after the Term and at least 30 days after the delivery of that notice); provided, however, that in the event Employee delivers such notice to the Company, the Company shall have the right to accelerate such termination by written notice thereof to Employee (and such termination by the Company shall be deemed to be a termination of employment pursuant to this Section 4(a), and not a termination pursuant to Section 4(d) or 4(e) hereof);

         (b) upon the death of Employee;

         (c) upon delivery to Employee of written notice of termination by the Company if Employee shall suffer a Disability;

         (d) upon delivery to Employee of written notice of termination by the Company For Cause;

         (e) upon delivery to Employee of written notice of termination by the Company without cause; or

         (f) upon the date set forth in a written notice of termination from Employee to the Company delivered no later than 10 days following the occurrence of a Change of Control of the Company following the Effective Date, which date shall be after the Change of Control and at least 30 days after delivery of that notice; provided, however, that in the event Employee delivers such notice to the Company, the Company shall have the right to accelerate such termination by written notice thereof to Employee (and such termination by the Company shall be deemed to be a termination of employment pursuant to this Section 4(f) and not a termination pursuant to Section 4(d) or 4(e) hereof).

5.       SEVERANCE COMPENSATION

         (a) If Employee's employment is terminated pursuant to Section 4(e)
(by the Company without cause) prior to the Effective Date, the Company shall:
(i) continue to pay to Employee the salary which Employee would have earned through October 31, 1998 as if Employee's employment had not terminated; (ii) shall pay for Employee's (and his immediate family's) participation in group medical, life, dental, disability and similar plans through the end of the Term, to the extent permitted by the plan; and (iii) pay to Employee any unpaid bonus or incentive compensation which has been earned by Employee at the time of termination of employment. If Employee's employment is terminated pursuant to
Section 4(e) (by the Company without cause) on or after the Effective Date and prior to the end of the Term, the Company shall: (i) continue to pay to Employee the salary which Employee would have earned through the end of the Term as if Employee's employment had not terminated; (ii) shall pay for Employee's (and his immediate family's) participation in group medical, life, dental, disability and similar plans through the end of the Term, to the extent permitted by the plan; and (iii) pay to Employee any unpaid bonus or incentive compensation which has been earned by Employee at the time of termination of employment.

         (b) If Employee's employment is terminated by Employee pursuant to
Section 4(f) prior to the end of the Term, the Company shall: (i) within five days following termination, pay to Employee an amount equal to the amount of salary which Employee would have earned from the date of termination through the end of the Term had Employee's employment not terminated (which payment shall be a lump sum without discount); (ii) pay for Employee's (and his immediate family's) participation in group medical, life, dental, disability and similar plans through the end of the Term, to the extent permitted by the plan; and (iii) pay to Employee any unpaid bonus or incentive compensation which has been earned by Employee at the time of termination of employment.

         (c) If Employee's employment is terminated for any reason other than by the Company without cause prior to the end of the Term or by Employee pursuant to Section 4(f), the Company shall pay to Employee (or Employee's estate or beneficiary, as the case may be): (i) any unpaid base salary through the date of termination of employment, and (ii) any unpaid bonus or incentive compensation which has been earned by Employee at the time of termination of employment. All rights and benefits which Employer or his estate may have under employee benefit plans in which Employee shall be participating at the date of termination of employment shall be determined in accordance with such plans.

         (d) If Employee's employment is terminated by the Company pursuant to
Section 4(d) (by the Company For Cause), and subject to applicable law and regulations, the Company shall be entitled to offset against any payments due Employee any loss or damage which the Company shall suffer as a result of the acts or omissions of Employee giving rise to termination under Section 4(d).

         (e) Employee acknowledges that the Company has the right to terminate Employee's employment without cause and that such termination shall not be a breach of this Agreement or any other express or implied agreement between the Company and Employee. Accordingly, in the event of such termination, Employee shall be entitled only to those benefits specifically provided in this Section 5, and shall not have any other rights to any compensation or damages from the Company for breach of contract.

         (f) Employee acknowledges that in the event of termination of Employee's employment for any reason, neither Employee (nor Employee's estate, heirs, beneficiaries or others claiming through Employee) shall not be entitled to any severance or other compensation from the Company except as specifically provided in this Section 5. Without limitation on the generality of the foregoing, this Section supersedes any plan or policy of the Company which provides for severance to its officers or employees, and Employee shall not be entitled to any benefits under any such plan or policy.

6.       COVENANT NOT TO SOLICIT

         Employee acknowledges and agrees that: (i) due to Employee's previous experience in the industry in which the Company operates, being employed by the Company will allow Employee to acquire valuable knowledge not otherwise available to the public regarding the nature, requirements and character of, and the design, manufacturing, processes and methods of pricing used in, the Company Group's business and regarding the names and requirements of, and the Company's course of dealing with, the Company Group's customers; (ii) as a result of employment with the Company, Employee will be brought in personal contact with the Company Group's customers and as a result Employee will establish business goodwill, which is a valuable asset of the Company; (iii) having this knowledge of the Company Group's business and its customers and this acquaintance with the Company Group's customers places Employee in an unfair competitive position as to the Company Group if Employee engages in a competing business in his own behalf or for another; (iv) the Company Group is engaged in the sale and distribution of golf equipment, golf apparel and related products to customers; and (v) the provisions of this Section 6 are reasonable as to time, scope and territory and in all other respects, and such provisions are reasonably necessary to secure the protection of the business or goodwill of the Company and do not prevent Employee from supporting himself and his dependents upon termination of his employment with the Company. Accordingly, Employee covenants and agrees that while in the Company's employ and for a period expiring one year after the termination for any reason of Employee's employment with the Company:

         (a) Employee will not, directly or indirectly, own any interest in, manage, operate, control, be employed by, render consulting or advisory services to, or participate in or be connected with the management or control of any business in any state or territory in which the Company Group sells or markets its products at the time of the termination of Employee's employment, which business is engaged in the direct marketing of any golf equipment, golf apparel or related products of the general type sold and distributed by the Company Group at the time of termination of Employee's employment;

         (b) Employee will not, directly or indirectly, influence or attempt to influence any customer of the Company Group to reduce or discontinue its purchases of any products from the Company Group or to divert such purchases to any Person other than the Company Group.

         (c) Employee will not, directly or indirectly. interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company Group and any of its respective suppliers, principals, distributors, lessors or licensors; and

         (d) Employee will not, directly or indirectly, solicit any employee of the Company Group to work for any Person.

         For purposes of this Section 6, "competition with the Company Group" shall mean direct competition for customers who are purchasers or users of golf equipment, apparel, or related products of the type sold and distributed by the Company Group.

7.       CONFIDENTIALITY.

         Employee agrees not to disclose or use at any time (whether during or after Employee's employment with the Company) for Employee's own benefit or purposes or the benefit or purposes of any other Person any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financial methods, plans, or the business and affairs of the Company Group generally, provided that the foregoing shall not apply to information which is not unique to the Company Group or which is generally known to the industry or the public other than as a result of Employee's breach of this covenant. Employee agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company Group except that he may retain personal notes, notebooks, diaries, rolodexes and addresses and phone numbers. Employee further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of any member of the Company Group.

8.       MISCELLANEOUS

         (a) Notices. All notices, requests, demands and other communications (collectively, "Notices") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission or by United States first class, registered or certified mail, addressed to the following addresses

                  If to the Company, to:

                  Golf One Industries, Inc.
                  2811 Airpark Drive
                  Santa Maria, CA 93455
                  Attn: Chief Executive Officer

                  If to Employee:, to:

                  Employee's address as set forth on the books and records of the Company

Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails. Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

         (b) Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein. Without limiting the foregoing, this Agreement supersedes those certain term sheets and/or agreements dated August 12, 1997, November 1, 1997 and December 1, 1997. No representations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party to this Agreement.

         (c) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

         (d) Governing Law. This Agreement has been made and entered into in the State of California and shall be construed in accordance with the laws of the State of California.

         (e) Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

         (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         (g) Attorneys' Fees. If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, its reasonable attorneys' fees, costs and expenses. The prevailing party is the party who is entitled to recover its costs in the action or proceeding. A party not entitled to recover its costs may not recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining whether a party is entitled to recover its costs or attorneys' fees.

         In Witness Whereof, the parties have executed this Agreement as of the date first above written.


                                       Golf One Industries, Inc.

                                             By: /s/ Alfonso J. Cervantes
                                                --------------------------------
                                                     Alfonso J. Cervantes,
                                                     Chief Executive Officer

                                                 /s/ Joseph A. DePanfilis
                                               --------------------------------
                                                 Joseph DePanfilis

                            GOLF ONE INDUSTRIES, INC.

                                  MODIFICATION


This modification dated as April 9, 1999 confirms the understanding between Joseph A. DePanfilis ("Employee") and Golf One Industries, Inc., predecessor corporation to Gary Player Direct, Inc. (formerly Grafix Corp. d/b/a Carrera
Golf), a Delaware corporation, (the "Company") with respect to the employment agreement of May 31, 1998, ("Agreement") attached hereto:

         1. the employment agreement takes effect as of March 29, 1999, the merger date of Golf One Industries, Inc. and Grafix Corp. d/b/a Carrera Golf,

         2. the Employee hereby waives the company obligation of $5,000.00 at merger date;

         3. all other terms and conditions of the Agreement shall remain in force and effect.



GOLF ONE INDUSTRIES INC.                   GRAFIX CORP. d/b/a
By:  /s/ Alfonso J. Cervantes              CARRERA GOLF
     --------------------------------      By:  /s/ Kent D. Krausman
                                                --------------------------------
Its: President                             Its: President/CEO
     --------------------------------           --------------------------------


EMPLOYEE: Joseph A. DePanfilis

/s/ Joseph A. DePanfilis
-------------------------------------